PLAN OF LIQUIDATION AND TERMINATION
	THIS PLAN OF LIQUIDATION AND
TERMINATION ("Plan") is made by Eaton Vance
Growth Trust ("Trust"), a Massachusetts business trust that is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended ("1940 Act") with respect to Parametric
Balanced Risk Fund ("Fund"), one of the separate series of the Trust.
R E C I T A L S
A. The Trust's board of trustees ("Board," and the members thereof, "Trustees"), including its
Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust, has unanimously determined that the continuation of the business and operations of the Fund is not economically viable in view of various factors and that the termination and liquidation of the Fund is in the best interests of the Trust, the Fund, and the Fund's shareholders.

B.  Pursuant to Article XIV, Section 4 of the Trust's
Declaration of Trust, dated May 25, 1989, as
amended ("Declaration of Trust"), the Board may
terminate the Fund.
C.  Based on the foregoing, the Board has
unanimously adopted this Plan.
P R O V I S I O N S
ARTICLE 1.  Liquidation and Termination;
Trustees' Powers
       (a)	The termination of the Fund shall be
deemed effective, and its liquidation shall
commence, on September 25, 2015, or such other
date as may be determined by an officer of the
Trust, in his or her discretion (the "Effective Date").
       (b)	The proper officers of the Trust shall
take all necessary and appropriate actions under
the laws of the Commonwealth of Massachusetts,
the Declaration of Trust and any other applicable
law to effect the termination and liquidation of the
Fund and to wind up its business.
       (c)	On or after the Effective Date, all
powers of the Trustees under the Declaration of
Trust and the Trust's By-laws, and all delegations of
such powers or the performance thereof to officers
and agents of the Trust, shall continue with respect
to the Trust, including the powers to: (1) fulfill
and/or discharge the Fund's contracts, (2) collect
the Fund's assets, (3) sell, convey, assign,
exchange, transfer, and/or otherwise dispose of all
or any part of the Fund's remaining property to one
or more persons at public or private sale for
consideration that may consist in whole or in part of
cash, securities, or other property of any kind,
(4) discharge and/or pay the Fund's liabilities,
(5) prosecute, settle, and/or compromise claims of
the Fund or to which it is subject, (6) file final state
and federal tax returns for the Fund, (7) mail notice
to all known creditors and employees, if any, of the
Fund, at their respective addresses shown on the
Fund's records, and (8) do all other acts necessary
or appropriate to wind up the Fund's business.
ARTICLE 2.  Filings with Governmental
Authorities
       The proper officers of the Trust shall take all
necessary and appropriate actions to prepare and
file or cause to be prepared and filed with
governmental and regulatory authorities, including
the Securities and Exchange Commission, the
Internal Revenue Service ("IRS") and the
Commonwealth of Massachusetts, all such
agreements, documents, notices and undertakings,
including necessary tax clearance certificates and
IRS Form 966 (entitled "Corporate Dissolution or
Liquidation"), as may be required to effect the
liquidation and termination of the Fund.
ARTICLE 3.  Liquidation Procedures
       (a)	For purposes of the liquidation of the
Fund, the Fund shall apply its assets to the
payment of all its existing debts and obligations,
including necessary expenses of its liquidation and
termination.
       (b)	As soon as reasonably practicable
after: (1) paying or adequately providing for the
payment of the Fund's liabilities and (2) receiving
releases, indemnities, and refunding agreements
the proper officers of the Trust deem necessary for
the Trust's protection, such officers shall cause the
Fund's remaining assets to be distributed in one or
more (if necessary) distributions of cash to its
shareholders of record as of the Fund's record date
(each, a "Shareholder") in redemption and
cancellation of their Fund shares.  On such record
date, each Shareholder's interest in the Fund shall
be fixed and the Fund's books shall be closed.  The
amount of the liquidating distribution to each
Shareholder shall be in proportion to the number of
Fund shares held by such Shareholder on such
date.
       (c)	In the event any Shareholder(s) to
whom distributions pursuant to paragraph (b) are payable cannot be located, the proper officers of the Trust may create, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining Fund assets in such trust for the benefit of such Shareholder(s). The expenses of such trust shall be charged against the assets thereof.
ARTICLE 4.  Receipt of Cash or Other
Distributions After the Liquidation Date

       Following the Effective Date, if the Fund receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the Effective Date, except as otherwise described below, such cash or other distribution
(net of all expenses associated with effecting the disposition of such cash or distribution) will be disbursed in the following manner, provided that the officers of the Trust determine it is cost effective to do so:

(a)	The Trust will determine the
Shareholders of record of the Fund
as of the Effective Date of the Plan.

(b)	The Trust will then identify the
Shareholders of record as of the
Effective Date who would be entitled
to a pro rata share of the cash or
distribution received by the Fund.

(c)	The Trust will then be responsible
for disbursing to each such
Shareholder of record, identified in
accordance with paragraph 4(b)
above, their pro rata portion of the
cash.

       In such event the officers determine that
distribution of any such amounts is impracticable
due to the cost of doing so, the officers shall
present a proposal for the disposition of such
amounts to the Board for consideration.
ARTICLE 5.  Amendment of this Plan
       Except as otherwise provided in this Article
5, this Plan may be amended by the proper officers
of the Trust as they, with the advice of counsel,
may deem necessary or appropriate to effect the
termination and liquidation of the Fund. The terms
of this Plan with respect to liquidating distributions
may be amended only by the Board.
ARTICLE 6.  Expenses
       Except as provided in Article 3, paragraph
(c), the Fund shall bear all the expenses incurred in
connection with carrying out this Plan, including the
cost of liquidating the Fund's assets and
terminating its existence.
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